As filed with the Securities and Exchange Commission on May 23, 2005

Registration No. 333-_________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
Under
The Securities Act of 1933

NUVEEN INVESTMENTS, INC.

(Exact name of registrant as specified in its charter)

Delaware	36-3817266
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

333 West Wacker Drive
Chicago, Illinois	60606
(Address of Principal Executive Offices)	(Zip Code)

Nuveen Investments, Inc. 2005 Equity Incentive Plan

(Full title of the Plan)

Alan G. Berkshire, Esq.
Senior Vice President, General Counsel and Secretary
Nuveen Investments, Inc.
333 West Wacker Drive
Chicago, Illinois 60606
(Name and address of agent for service)

(312) 917-7700
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of securities to be	Amount to be	offering price per	aggregate offering	Amount of
registered (1)	registered (1)	share (2)	price (2)	registration fee

Class A Common Stock, $0.01 per value	7,000,000 shares	$ 34.11	$238,770,000.00	$28,103.23

(1)	In accordance with Rule 416(a) under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional shares of Class A common stock, par value $0.01 per share, which may be issued pursuant to the Nuveen Investments, Inc. 2005 Equity Incentive Plan to prevent dilution from stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(h) and 457(c) under the Securities Act of 1933, as amended, on the basis of the average high and low prices reported for shares on the New York Stock Exchange on May 18, 2005.

PART I

     The prospectus containing information required by Part I of Form S-8 and related to this Registration Statement is omitted from this Registration Statement in accordance with the Note to Part I of Form S-8. Nuveen Investments, Inc. (the “Registrant”) will send or give to each participant in the Nuveen Investments, Inc. 2005 Equity Incentive Plan a copy of the prospectus. In accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”), the prospectus is not being filed with or included in this Registration Statement. The prospectus and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents previously filed with the SEC by the Registrant pursuant to the Securities Exchange Act of 1934, as amended (the “1934 Act”), are incorporated by reference herein:

(1)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed with the SEC on March 3, 2005.

(2)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, filed with the SEC on May 9, 2005.

(3)	The Registrant’s Current Reports on Form 8-K filed on January 19, 2005; January 21, 2005; February 4, 2005; March 30, 2005; April 1, 2005; April 7, 2005; April 12, 2005 and May 23, 2005 (other than those portions furnished under Items 2.02 or 7.01).

(4)	The description of the Registrant’s Class A common stock, $0.01 par value (the “Class A Common Stock”), contained in the Registrant’s Registration Statement on Form 8-A, filed with the SEC pursuant to Section 12 of the 1934 Act on April 27, 1992, and any amendments or reports filed for the purpose of updating such description.

     All documents subsequently filed with the SEC by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act, prior to the filing of a post-effective amendment (i) which indicates that all securities offered herein have been sold or (ii) which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the respective dates of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof or of the related prospectus to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

     This item is not applicable as the Registrant’s Class A Common Stock is registered under Section 12 of the 1934 Act.

Item 5. Interests of Named Experts and Counsel.

     The legality of the Class A Common Stock being registered is being passed upon for the Registrant by Alan G. Berkshire, Esq. Senior Vice President, General Counsel and Secretary of the Registrant. At May 1, 2005, Mr. Berkshire owned 36,796 shares of the Class A Common Stock, which includes 6,000 shares held by his spouse and 14,685 shares of unvested restricted stock. Mr. Berkshire has also been granted options which have not been exercised to purchase an aggregate 674,282 shares (301,000 of which are vested) of Class A Common Stock under the Second Amendment and Restatement of The John Nuveen Company 1996 Equity Incentive Award Plan. Mr. Berkshire does not currently beneficially own any shares of Class A Common Stock, or options exercisable therefor, under the Nuveen Investments, Inc. 2005 Equity Incentive Plan.

Item 6. Indemnification of Directors and Officers.

     The Registrant’s Restated Certificate of Incorporation limits, to the maximum extent permitted by Delaware law, the personal liability of directors for monetary damages for breach of their fiduciary duties as a director. The Registrant’s Amended and Restated By-laws provide that directors, officers and employees will be indemnified to the fullest extent authorized by the Delaware General Corporation Law with respect to actions, suits or proceedings. The Registrant’s Amended and Restated By-laws require the Registrant to pay or reimburse all expenses, including attorneys’ fees, incurred by a director, officer or employee in defending any such proceeding, upon an undertaking by such party to repay such expenses if it is ultimately determined that such party was not entitled to be indemnified by the Registrant. From time to time, officers and directors may be provided with indemnification agreements that are consistent with the foregoing provisions. The Registrant believes that these agreements and arrangements are necessary to attract and retain qualified persons as directors and officers.

     Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify a director, officer, employee or agent who was or is a party, or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he was a director, officer, employee or agent of the corporation or was serving at the request of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Item 7. Exemption From Registration Claimed.

      Not Applicable.

Item 8. Exhibits.

     The following documents are filed as exhibits to this Registration Statement:

Exhibit No.	Description

4.1	Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to Registration Statement on Form S-1 filed on April 2, 1992, File No. 333-46922.)

4.2	Certificate of Designations, Preferences and Rights of 5% Cumulative Convertible Preferred Stock of the Registrant (incorporated by reference to Exhibit 3.1(a) to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2000.)

4.3	Certificate of Amendment of Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1(b) to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2002.)

4.4	Certificate of Ownership and Merger (incorporated by reference to Exhibit 3.1(c) to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2002.)

4.5	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 1993.)

5	Opinion of Counsel.

10.1	Nuveen Investments, Inc. 2005 Equity Incentive Plan (incorporated by reference to Exhibit A to the Registrant’s Definitive Proxy Statement filed on April 15, 2005.)

23.1	Independent Accountants’ Consent.

23.2	Consent of Counsel (included in Exhibit 5).

24.1	Powers of attorney.

Item 9. Undertakings.

     The Registrant hereby undertakes:

         (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

   (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

   (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

   (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that clauses (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

               (b) That, for the purpose of determining any liability under the Securities Act of 1933, as amended (the “Securities Act”), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s’ annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, Illinois, on the 23rd day of May, 2005.

NUVEEN	INVESTMENTS, INC.

By:	/s/ Alan G. Berkshire

Alan G. Berkshire,
Senior Vice President, General
Counsel and Secretary

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities on May 23, 2005.

Signature	Title

*	Chairman, Chief Executive Officer and Director (Principal Executive Officer)

Timothy R. Schwertfeger

*	President and Director

John P. Amboian

*	Director
Willard L. Boyd

*	Director

Samuel G. Liss

*	Director

John L. Carl

*	Director

W. John Driscoll	Director

Jay S. Fishman

*	Director

William H. Heyman

*	Director

Duane R. Kullberg

*	Director

Roderick A. Palmore

*	Director
Jay S. Benet

/s/ Margaret E. Wilson Margaret E. Wilson	Senior Vice President, Finance (Principal Financial and Accounting Officer)

/s/ Alan G. Berkshire Alan G. Berkshire

*As Attorney-in-Fact for each of the persons indicated

INDEX TO EXHIBITS

Exhibit No.	Description

4.1	Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to Registration Statement on Form S-1 filed on April 2, 1992, File No. 333-46922.)

4.2	Certificate of Designations, Preferences and Rights of 5% Cumulative Convertible Preferred Stock of the Registrant (incorporated by reference to Exhibit 3.1(a) to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2000.)

4.3	Certificate of Amendment of Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1(b) to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2002.)

4.4	Certificate of Ownership and Merger (incorporated by reference to Exhibit 3.1(c) to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2002.)

4.5	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 1993.)

5	Opinion of Counsel.

10.1	Nuveen Investments, Inc. 2005 Equity Incentive Plan (incorporated by reference to Exhibit A to the Registrant’s Definitive Proxy Statement filed on April 15, 2005.)

23.1	Independent Accountants’ Consent.

23.2	Consent of Counsel (included in Exhibit 5).

24.1	Powers of attorney.